Exhibit 2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“AGREEMENT”) made this 26th day of September, 2005, by and between RENOVO HOLDINGS, a Nevada corporation (“Renovo”), EI3 CORPORATION, a Delaware corporation (“EI3”), and Stephen Carnes (the “Principal Stockholder”).

WHEREAS, the Board of Directors of each of Renovo and EI3 has determined that it is in the best interests of their respective stockholders for Renovo to acquire EI3 upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of the foregoing, EI3 and Renovo are desirous of effecting a merger, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I

The Merger

1.1        Merger. Subject to the terms and conditions of this Agreement, EI3 shall be merged with and into Renovo in a transaction intended to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

Terms of the Merger

2.1        Terms of Merger; Effective Time. The terms of the merger (the “Merger”) are as follows:

(a)        EI3 shall be merged with and into Renovo in accordance with the statutory provisions of the Delaware General Corporation Law ("DGCL")

(b)        Renovo shall be the surviving corporation (the “Surviving Corporation”), and the corporate identity, existence, purposes, powers, franchises, rights, and immunities of Renovo shall continue unaffected and unimpaired by the Merger. The corporate identity, existence, purposes, powers, franchises, rights, and immunities of EI3 shall be merged into the Surviving Corporation, and the Surviving Corporation shall be fully vested therewith.

(c)        Immediately after the Closing (as hereinafter defined), the Merger shall be effected by filing with the Secretary of State of Delaware the Certificate of Merger annexed hereto as Exhibit A (the “Certificate of Merger”). The time at which the Certificate of Merger is filed with the Secretary of State of Delaware shall be the “Effective Time” of the Merger. EI3 shall cause the Certificate of Merger to be so filed and recorded within one (1) business day after the Closing Date.

(d)        Except insofar as specifically otherwise provided by law, EI3 shall cease to exist at the Effective Time, whereupon the separate existence of EI3 and Renovo shall become a single corporation.

(e)        The Certificate of Incorporation and By-laws of Renovo shall be the certificate of incorporation and by-laws of the Surviving Corporation; provided, however, that the Surviving Corporation shall change its name to “EI3 Corporation.”

(f)         At the Effective Time, without any action by the holder thereof, each issued and outstanding share of EI3’s common stock, par value $0.001 per share (collectively, “EI3 Common Stock”), shall be deemed cancelled and converted into the right to receive four (4) shares of common stock, $0.001 par value, of Renovo (the “Renovo Common Stock”) in accordance with Schedule 2.1(f) (collectively, the “Merger Consideration”). The aggregate Merger Consideration issued to the EI3 Stockholders (as hereinafter defined) pursuant to this Section 2.1(f), shall equal, as of the Closing Date (as hereinafter defined), the sum of ninety-three (93%) of the outstanding Renovo Common Stock on a fully diluted basis (excluding (i) the Renovo Common Stock issuable upon exercise of the Substitute Convertible Securities (as defined below) and (ii) the Renovo Common Stock issuable upon conversion of the convertible notes in the aggregate principal amount of $230,000 payable to Cornell Capital Partners LP (the “Cornell Notes”)).

(g)        At the Effective Time, Renovo shall issue certificates evidencing such number of shares of Renovo Common Stock issuable to holders of EI3 Common Stock in the Merger pursuant to Section 2.1(f).

(h)        Each option, warrant, convertible note, debenture or other convertible security of EI3 (collectively, the "EI3 Convertible Securities ") that is outstanding immediately prior to the Effective Time, without regard to whether such convertible security is then exercisable or convertible, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be assumed by the Surviving Corporation and converted into four convertible securities of the Surviving Corporation (each a "Substitute Convertible Security"). Each Substitute Conservative Security will enable the holder thereof to purchase or otherwise acquire that number of shares of Renovo Common Stock equal to the number of shares of EI3 Common Stock subject to such EI3 Convertible Security immediately prior to the Effective Time, in accordance with Schedule 2.1(h), at an exercise or conversion price per share of Renovo Common Stock equal to the exercise or conversion price per share of such EI3 Convertible Security immediately prior to the Effective Time. The terms and conditions of each Substitute Convertible Security, including any acceleration of vesting and/or exercisability or conversion thereof, shall otherwise be the same as the related EI3 Convertible Security.

(i)         If any certificate representing EI3 Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Surviving Corp. will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

(j)         Notwithstanding anything in this Agreement to the contrary, shares of EI3 Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by EI3 Stockholders who have exercised the right to dissent from the Merger provided under the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to payment under the DGCL, shall not be converted into or be exchangeable for the right to receive Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger provided under the DGCL. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such right, such holder’s shares of EI3 Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration provided for in this Agreement, without any interest thereon.

2.2	Corporate Action by Renovo.

(a)        Prior to the Closing Date, Renovo shall effectuate a one for 47.84168 reverse stock split (“Stock Split”).

(b)       Prior to the Closing Date, Renovo shall reincorporate in Delaware through a merger of Renovo with and into a newly created wholly-owned subsidiary of Renovo incorporated in Delaware (the “Reincorporation”).

2.3        Exemption from Registration. The parties hereto intend that all Renovo Common Stock to be issued to the stockholders of EI3 (collectively, the “EI3 Stockholders”) shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) and/or Rule 506 of the Act and the rules and regulations promulgated thereunder.

ARTICLE III

Representations and Warranties of EI3

EI3 hereby represents and warrants to Renovo that:

3.1        Organization. EI3 is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where the failure to so qualify would have an EI3 Material Adverse Effect (as hereinafter defined).

3.2        Capital. The authorized capital stock of EI3 consists of 100,000,000 authorized shares of $0.001 par value common stock and 1,000,000 authorized shares of $0.001 par value preferred stock. There are currently 33,655,092 shares of EI3 Common Stock outstanding and no shares of preferred stock outstanding. Schedule 3.2 is a complete and accurate list of all EI3 Convertible Securities. All of the outstanding EI3 Common Stock is duly and validly issued, fully paid and nonassessable. Except as described in this Section 3.2, there are no other outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating EI3 to issue or to transfer from treasury any additional shares of its capital stock of any class.

3.3        Subsidiaries. EI3 does not have any subsidiaries or own any interest in any other enterprise.

3.4        Financial Statements. Schedule 3.4 hereto consists of the audited financial statements of EI3 for the year ended December 31, 2004 (the “EI3 Financial Statements”). The EI3 Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently followed by EI3 throughout the period indicated, and fairly present the financial position of EI3 as of the date of the balance sheet included in the EI3 Financial Statements and the results of operations for the period indicated.

3.5        Absence of Changes. Since December 31, 2004, there has not been any material adverse effect on the business, operations, financial condition, assets, liabilities or results of operations of EI3, taken as a whole (“EI3 Material Adverse Effect”); provided, however, that for purposes of this Agreement, the continuing operating losses of EI3 shall not be deemed an EI3 Material Adverse Effect.

3.6        Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6, as of December 31, 2004, EI3 did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (collectively, “Liabilities”), that was not (i) reflected or reserved against in the EI3 Financial Statements or (ii) incurred in the ordinary course of business.

3.7        Tax Returns. EI3 has filed all federal, state and local Tax Returns required by law and has paid all Taxes, assessments and penalties due and payable or has filed appropriate extensions therefor. The provisions for Taxes, if any, reflected in Schedule 3.7 are adequate for the periods indicated. There are no present disputes as to Taxes of any nature payable by EI3.

3.8        Proprietary Rights. EI3 owns, or has a valid license to, all necessary trademarks, service marks, trade names, copyrights, patents and proprietary information necessary to conduct its business as it is currently conducted.

3.9        Compliance with Laws. EI3 has complied in all material respects with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws applicable to it or to the conduct or operation of its business or the ownership of its assets.

3.10      Litigation. EI3 is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of EI3, threatened against or affecting EI3 or its business, assets or financial condition. EI3 is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.

Except as set forth on Schedule 3.10, EI3 is not engaged in any material litigation to recover monies due to it. All references herein to “the best knowledge of EI3” or similar phrases shall mean the actual knowledge of the Chief Executive Officer of EI3.

3.11      Authority. The Board of Directors of EI3 has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and EI3 has full power and authority to execute, deliver and, upon receipt of the approval of the EI3 Stockholders for the transactions contemplated by this Agreement in accordance with the requirement of the DGCL (the “EI3 Stockholder Approval”), perform this Agreement, and this Agreement is a legal, valid and binding obligation of EI3 and is enforceable in accordance with its terms and conditions.

3.12      Ability to Carry Out Obligations. Except as set forth on Schedule 3.12, the execution and delivery of this Agreement by EI3 and the performance by EI3 of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any material license, indenture, mortgage, instrument, article of incorporation, bylaw, or other material agreement or instrument to which EI3 is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any material indebtedness or other material obligation of EI3, or (c) an event that would result in the creation or imposition of any liens, adverse claims, security interests, mortgages, charges or encumbrances of any nature whatsoever (collectively, “Liens”) on any asset of EI3, except to the extent such breach or violation would not have an EI3 Material Adverse Effect.

3.13      Assets. EI3’s material assets are as set forth in Schedule 3.13 and are not subject to any Liens, except (i) encumbrances arising in connection with equipment or maintenance financing or leasing arrangements, (ii) encumbrances that do not materially detract from the value of any of the assets of EI3 or materially interfere with the use thereof as currently used or (iii) as otherwise indicated in Schedule 3.13.

3.14      Material Contracts. Except as set forth on Schedule 3.14, EI3 does not have any contracts that relate to or affect its assets, properties, or its business or operations, the performance of which involves annual consideration in excess of $250,000.

3.15	Environmental Compliance.

(a)        None of EI3’s properties or assets, nor to the best of EI3’s knowledge, EI3’s leased premises, contains (x) any asbestos, polychlorinated biphenyls or any PCB contaminated oil; or (y) any contaminants; and to EI3’s knowledge, such premises is, and always has been, in compliance with applicable Environmental Laws (as defined below).

(b)        EI3 has obtained all Governmental Authorizations (as defined below) that are required under all Environmental Laws, and EI3 has no liability, contingent or otherwise, under or arising from any violation by EI3 or any third party, of any Environmental Law.

(c)        For purposes of this Agreement, follow terms shall have the meanings set forth below:

(i)          “Environmental Laws” shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule or regulation or any Governmental Body (as hereinafter defined) interpretation, policy or guidance, including, without limitation, applicable safety/environmental/health laws, such as, but not limited to, the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any Governmental Authorization or order applicable to or affecting any property (real or personal) used by or relating to such party or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, remediation or removal of contaminants or otherwise regulates the protection of health and the environment, including, but not limited to, any of the following activities, whether on site or off site if such could materially affect the site: (x) the emission, discharge, release, spilling or dumping of any contaminant into the air, surface water, ground water, soil or substrata; or (y) the use, generation, processing, sale, recycling, treatment, handling, storage, disposal, transportation, labeling or any other management of any Contaminant.

(ii)         “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or any federal, state, local, municipal, foreign, international, multinational, self regulatory organization or court or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, by-law, or the like.

(iii)        “Governmental Body” means any (a)  nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; (e) self-regulatory organization; or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.16      Insurance. EI3 maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of EI3 (taking into account the cost and availability of such insurance).

3.17      Brokers or Finders. Neither EI3, nor any director, officer, agent or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Renovo

Renovo and the Principal Stockholder, jointly and severally, represent and warrant to EI3 that:

4.1        Organization. Renovo is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Renovo has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where the failure to so qualify would have a material adverse effect on the business, operations, financial condition, assets, Liabilities or results of operations, taken as a whole, of Renovo or any of its Subsidiaries (as defined below) (“Renovo Material Adverse Effect”). True and complete copies of the Articles of Incorporation of each of Renovo and its Subsidiaries and all amendments thereof, and of the By-Laws of each of Renovo and its Subsidiaries, as amended to date, have heretofore been furnished to EI3 and have been filed in the Renovo SEC Reports (as hereinafter defined). Each of Renovo’s and its Subsidiaries’ respective minute books which have furnished to EI3 contain records of the meetings and other corporate actions of Renovo’s and its Subsidiaries’ respective stockholders and Board of Directors (including committees of its Board of Directors) that are accurate and complete in all material respects.

4.2        Capital. The authorized capital stock of Renovo consists of 500,000,000 shares of Renovo Common Stock and 5,000,000 shares of preferred stock, of which 485,479,216 shares of Renovo Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding as of September 9, 2005. On the Closing Date, the authorized capital stock of Renovo will consist of 1,000,000,000 shares of Renovo Common Stock and 1,000,000 shares of preferred stock, of which (prior to the issuance of the Merger Consideration contemplated by this Agreement) not more than 10,147,620 shares of common stock will be issued and outstanding and no shares of preferred stock will be outstanding. All of Renovo’s outstanding securities are duly and validly issued, fully paid and nonassessable. Except as contemplated by this Agreement and except as set forth on Schedule 4.2, there are no options, warrants, convertible debt instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Renovo or obligating Renovo to issue or sell any shares of capital stock of or other equity interests in Renovo. There is no personal liability, and there are no preemptive rights with regard to the capital stock of Renovo. Except as set forth on Schedule 4.2 and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Renovo to (A) repurchase, redeem or otherwise acquire any shares of the Common Stock (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any Person (as defined below) any capital stock of Renovo, or (D) issue or distribute to holders of any of the capital stock of Renovo any evidences of indebtedness or assets of Renovo. All of the outstanding securities of Renovo have been issued and sold by Renovo in full compliance with applicable federal and state securities laws. For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

4.3        Subsidiaries. Schedule 4.3 sets forth a true and complete list of all direct or indirect subsidiaries of Renovo (each, a “Subsidiary” and collectively, the “Subsidiaries”), together with the jurisdiction of incorporation of each such subsidiary (as well as all applicable foreign jurisdictions necessary to their respective business operations), the percentage of each such subsidiary's outstanding capital stock owned by Renovo or another of Renovo's Subsidiaries and, to the extent that any Subsidiaries are not wholly-owned by Renovo or any of its Subsidiaries, the identity of all owners thereof and the percentage of each such subsidiaries capital stock held by each such owner. Each Subsidiary is a duly organized corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and has the requisite corporate power and authority and governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Except as otherwise provided in Schedule 4.3, all of the capital stock of each of the Subsidiaries is owned by Renovo free and clear of any and all Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary or obligating any Subsidiary to issue or sell any shares of capital stock of or other equity interests in such Subsidiary.

4.4        SEC Filings; Financial Statements.

(a)        Except as set forth on Schedule 4.4, Renovo has timely filed all forms, reports and documents required to be filed by Renovo with the SEC (collectively, the “Renovo SEC Reports”). The Renovo SEC Reports, (a) at the time filed, complied in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Renovo SEC Reports or necessary in order to make the statements in such Renovo SEC Reports, in the light of the circumstances under which they were made, not misleading. To the best knowledge of the Principal Stockholder, there is no information not contained in the Renovo SEC Reports which a reasonable investor would consider material in making an investment decision in a similar situation.

(b)        Each of the financial statements (including, in each case, any related notes) contained in the Renovo SEC Reports during the last two fiscal years, including, without limitation, the audited financial statements of Renovo for the year ended December 31, 2004 (the “Renovo Financial Statements”), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto and applicable provisions of the Sarbanes-Oxley Act of 2002, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), were accurate and complete in all material respects and fairly presented the consolidated financial position of Renovo as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)       Renovo and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)       There is and has been no failure on the part of Renovo and any of its directors or officers, in their capacities as such, to comply in any material respect with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including without limitation Section 402 related to loans and Sections 302 and 906 related to certifications.

(e)       Renovo has made available to EI3 any written reports that Renovo has received from its public accounting firm since January 1, 2002, regarding critical accounting policies and practices, or alternative treatments of financial information within GAAP that have been discussed with management of Renovo, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by such public accounting firm.

4.5        Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.5, as of December 31, 2004, Renovo did not have any Liabilities that were not reflected or reserved against in the Renovo Financial Statements.

4.6        Absence of Changes. Since December 31, 2004, there has not been a Renovo Material Adverse Effect.

4.7       Tax Matters.

(a)        Renovo and each of its Subsidiaries has timely filed all Tax Returns (as defined below) required to be filed. All such Tax Returns were correct and complete and have been prepared in compliance in all material respects with all applicable laws and regulations. All Taxes (as defined below) owed by Renovo and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Renovo nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where either Renovo or any of its Subsidiaries do not file Tax Returns that they may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of either Renovo or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)        Renovo and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person for whom taxes are required to be withheld and paid for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)        No foreign, federal, state or local Tax audits or administrative Tax proceedings are pending or being conducted with respect to Renovo or any of its Subsidiaries. Neither Renovo nor any of its Subsidiaries nor any director or officer (or employee responsible for Tax matters) of Renovo or any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where Renovo and its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority (as defined below) against Renovo or any of its Subsidiaries.

(d)        Schedule 4.7 (i) lists all federal, state, local and foreign Tax Returns filed with respect to Renovo or any of its Subsidiaries for taxable periods ending on or after December 31, 2000; (ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that currently are the subject of an audit. Correct and complete copies of all material federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Renovo or any of its Subsidiaries filed or issued since December 31, 2000 have been provided to EI3.

(e)        Neither Renovo nor any of its Subsidiaries have (i) waived any statute of limitations in respect of any Tax which has continuing effect or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency which has not expired.

(f)         The unpaid Taxes of Renovo and its Subsidiaries did not, as of December 31, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Renovo Financial Statements and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of Renovo and its Subsidiaries in filing their Tax Returns. Since December 31, 2003, neither Renovo nor any of its Subsidiaries have incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)        Renovo and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h)        Neither Renovo nor any of its Subsidiaries (i) is or has been a party to any Tax allocation or sharing agreement or (ii) has been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is Renovo) or has a liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)         Neither Renovo nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)         There is no contract, agreement, plan or arrangement covering any Persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(k)        Neither Renovo nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement.

(l)         Renovo and each of its Subsidiaries have disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated.  Renovo and each of its Subsidiaries have retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

(m)       Except as provided for on Schedule 4.7, neither Renovo nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) intercompany transactions or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code or any corresponding provision of state, local or foreign income Tax law.

(n)        For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)        “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or similar governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

(ii)        “Taxing Authority” shall mean any Governmental Body exercising tax regulatory authority.

(iii)       “Tax Return” shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

4.8        Proprietary Rights. Neither Renovo nor any of its Subsidiaries has any patents, trademarks, service marks, trade names, copyrights or any other intangibles or intellectual property.

4.9  Compliance with Laws. Neither Renovo nor any of its Subsidiaries is engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Renovo or any of its Subsidiaries, Renovo’s business or any of its assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of Persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations. Neither Renovo nor any of its Subsidiaries nor any of their respective stockholders, officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the assets or the business of Renovo, any illegal political contributions or payments from corporate funds, that were falsely recorded on the books and records of Renovo or any of its Subsidiaries, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, illegal payments from corporate funds to obtain or retain business or payments from corporate funds to third parties in their individual capacities for the purpose of affecting their action or the action of the Persons or the entities that they represent to obtain special concessions. Neither Renovo nor any of its Subsidiaries has received any notice of violation by the staff of the United States Securities and Exchange Commission (“SEC”) or any notice that the SEC will or intends to initiate an enforcement proceedings against Renovo or any of its Subsidiaries in connection with the ownership or operation of Renovo’s business. Renovo has heretofore supplied EI3 with any and all correspondence of Renovo and/or its Subsidiaries to and from the SEC.

4.10      Litigation. There are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or threatened, against or relating to the Principal Stockholder, Renovo, its Subsidiaries, the transactions contemplated hereby or any of Renovo’s or any of its Subsidiaries respective business or assets. To the best of the Principal Stockholder’s knowledge, there is no basis for the commencement of any such claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations. Neither Renovo nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Neither Renovo nor any of its Subsidiaries is engaged in any material litigation to recover monies due to it.

4.11      Authority. The Board of Directors of Renovo and the Principal Stockholder of Renovo have authorized the execution of this Agreement and the transactions contemplated herein, and Renovo has full power and authority to execute, deliver, and, upon receipt of the approval of the Renovo Stockholders for the transactions contemplated by this Agreement in accordance with the requirement of the Nevada General Corporate Law (the “Renovo Stockholder Approval”) to perform this Agreement, and this Agreement is the legal, valid and binding obligation of Renovo, and is enforceable in accordance with its terms and conditions. The Principal Stockholder is an individual having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by him pursuant hereto and to consummate the transactions contemplated hereby and thereby.

4.12      Ability to Carry Out Obligations. The execution and delivery of this Agreement by Renovo and the Principal Stockholder (collectively, the “Renovo Parties”) and the performance by the Renovo Parties of their respective obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any material license, indenture, mortgage, instrument, article of incorporation, bylaw or other material agreement or instrument to which Renovo or any of its Subsidiaries is a party, or by which Renovo or any of its Subsidiaries may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any material indebtedness or other material obligation of Renovo or any of its Subsidiaries, or (c) an event that would result in the creation or imposition of any Lien on any asset of Renovo or any of its Subsidiaries, other than any breach or violation that would not have a Renovo Material Adverse Effect.

4.13      No Assets or Liabilities. On the Closing Date, neither Renovo nor any of its Subsidiaries shall have any assets or Liabilities (or than their respective rights and obligations under this Agreement and under the Cornell Notes).

4.14      Material Contracts. Neither Renovo nor any of its Subsidiaries has any material contracts or agreements (whether written or oral), except as described in this Agreement.

4.15      Criminal or Civil Acts. For a period of five years prior to the execution of this Agreement, no present or former officer, director or principal stockholder of Renovo or any of its Subsidiaries has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD judgment or decree, or is currently the subject to an investigation in connection with any felony crime or Commission or NASD proceeding.

4.16      Personnel and Employee Benefits.

(a)  Except as set forth in Schedule 4.16, neither Renovo nor any of its Subsidiary maintains or is obligated to contribute to an “employee pension benefit plan”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or “welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

(b)  Each employee pension benefit plan set forth on Schedule 4.16 complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code.

(c)  Each welfare benefit plan set forth on Schedule 4.16 complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code. Neither Renovo nor any of its Subsidiaries sponsors, maintains, or contributes to any welfare benefit plan that provides health or death benefits to former employees of Renovo or any of its Subsidiaries other than as required by Section 4980B of the Code or other applicable laws.

(d)  With respect to employee benefit plan of Renovo or any of its Subsidiaries, Renovo and/or its Subsidiaries, as the case may be, will have made, on or before the Closing Date, all payments required to be made by it on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

(e)        Except as set forth in Schedule 4.16, neither Renovo nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement or written or oral employment agreement with any employee. Except as set forth in Schedule 4.16, with respect to the employees, Renovo and each of its Subsidiaries have complied in all material respects with all laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and has not received any notice alleging that Renovo or any of its Subsidiaries has failed to comply with any such laws, rules, or regulations. No proceedings are pending or overtly threatened between Renovo or any of its Subsidiaries, on the one hand, and any employee (singly or collectively), on the other hand. No labor union or other collective bargaining unit represents or claims to represent any of the employees. Except as set forth in Schedule 4.16, there is no union campaign being conducted to solicit cards from any employees to authorize a union to represent any of the employees of Renovo or any of its Subsidiaries or to request a National Labor Relations Board certification election with respect to any employees.

             4.17      Environmental Compliance.

(a)        None of Renovo’s or any of its Subsidiaries’ respective properties or assets, nor to the Principal Stockholder’s knowledge, Renovo’s leased premises, contains (x) any asbestos, polychlorinated biphenyls or any PCB contaminated oil; (y) any Contaminants; and to the Principal Stockholder’s knowledge, such premises is, and always has been, in compliance with applicable Environmental Laws.

(b)        Renovo and each of its Subsidiaries have obtained all Governmental Authorizations that are required under all Environmental Laws, and, to the best knowledge of the Principal Stockholder, Renovo has no liability, contingent or otherwise, under or arising from any violation by Renovo, any of its Subsidiaries or any third party, of any Environmental Law.

4.18      Insurance. Renovo and each of its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Renovo (taking into account the cost and availability of such insurance). Schedule 4.18 sets forth a complete listing of all insurance maintained by Renovo and any of its Subsidiaries (indicating form of coverage, name of carrier and broker, coverage limits and premium, whether occurrence or claims made, expiration dates, deductibles and all endorsements).

4.19      Stock Issuable in Merger. The Merger Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any and all Liens, except that the Merger Consideration shall not be registered under the Act or any state securities law and will be “restricted securities”, as such term is defined in the rules and regulations of the SEC promulgated under the Act, and will be subject to restrictions on transfers pursuant to such rules and regulations. Renovo has reserved an adequate number of shares of Renovo Common Stock to enable it to issue the Merger Consideration.

4.20      Brokers or Finders. Neither Renovo nor any of its Subsidiaries, nor any director, officer, agent or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Prior to the Closing Date

5.1	Investigative Rights; Confidentiality.

(a)        Prior to the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request.

(b)        As used in this Agreement, the term "Confidential Information" shall mean any and all confidential information of each party (the “Disclosing Party”) to which the other parties and/or its or their representative(s) (the “Receiving Party”) obtains access and any and all information relating to the business of the disclosing so designated, other than such information which can be shown by the disclosing party to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of this Section 5.1(b), including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; equipment; technology; research; test procedures and results; customers and prospects; personnel matters; business plans and projections; customer or visitor data; marketing; and selling and servicing. From and after the date hereof, the Receiving Party shall not, and shall ensure that its representatives do not, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information of the Disclosing Party in any manner whatsoever, except as required by applicable law.

5.2        Conduct of Business by Renovo. Except as otherwise contemplated in this Agreement, prior to the Closing Date, Renovo and its Subsidiaries shall conduct their respective business in the ordinary course of business. In addition to and without limiting the foregoing, except as contemplated by this Agreement, neither Renovo nor any of its Subsidiaries shall, except as contemplated by this Agreement, (i) sell, pledge or assign any assets without the prior written approval of EI3 (with the exception of two vehicles currently owned by Renovo), (ii) amend its Certificate of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, (iv) incur additional or newly-funded Liabilities, (v) acquire or dispose of fixed assets, (vi) change any employment terms, enter into any material or long-term contract or guarantee obligations of any third party, (vii) settle or discharge any balance sheet receivable for less than its stated amount, (viii) pay more on any liability than its stated amount, (ix) authorize for issuance, issue, or sell any additional shares of its capital stock or issue any securities or obligations convertible or exchangeable into shares of its capital stock or issue or grant any option, warrant, or other right to purchase any shares of its capital stock or (x) adopt any change in any method of accounting or accounting practice, except as contemplated or required by GAAP. Except as contemplated by this Agreement, prior to the Closing Date, neither Renovo, any of its Subsidiaries nor the Principal Stockholder shall, nor shall Renovo or the Principal Stockholder authorize or permit any of Renovo’s officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of Renovo to buy or sell, agree to buy or sell or enter into any arrangements or negotiations or authorize any third party to enter into negotiations or solicit offers of any type relating to (i) the acquisition of another entity or material assets, a line of business or division (including any merger, consolidation or stock purchase or asset purchase involving Renovo) or (ii) the sale of any of Renovo’s capital stock or assets (including any merger or consolidation).

5.3        Divestiture of Assets and Current Operations of Renovo. On or before the Closing Date, Renovo shall divest all of its assets and operations by the sale of such assets and operations and the Principal Stockholder shall assume all of the Liabilities of Renovo (the “Divestiture”), in accordance with the terms of the Assumption Agreement annexed hereto as Exhibit B (the “Assumption Agreement”). In consideration for the foregoing, (i) Renovo shall pay to the Principal Stockholder the sum of $200,000 upon the closing thereof and (ii) the Principal Stockholder shall assume all of Renovo’s Liabilities, such that as of the Closing Date Renovo shall have no assets and no Liabilities.

5.4        Consummation of Transaction. Each of the parties hereto hereby agrees to use its commercially reasonable efforts to cause all conditions precedent to its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

ARTICLE VI

Conditions Precedent to the Renovo Parties’ Performance

6.1        Conditions. The Renovo Parties’ obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. Renovo may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Renovo Parties of any other condition of or any of the Renovo Parties’ other rights or remedies, at law or in equity, if EI3 shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2        Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by EI3 in this Agreement or in any written statement that shall be delivered to Renovo by EI3 under this Agreement shall be true and accurate in all material respects on and as of the Closing Date as though made at that time.

6.3        Performance. EI3 shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4        Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against EI3 on or before the Closing Date.

6.5        Officer’s Certificate. EI3 shall have delivered to Renovo a certificate dated the Closing Date signed by the Chief Executive Officer of EI3 certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct in all material respects as of the Closing Date.

6.6        Loan. EI3 shall have loaned to Renovo the principal sum of $200,000 solely for purposes of making the payment described in Section 5.3 hereof in connection with the assumption of Liabilities in accordance with the terms of the Assumption Agreement.

6.7        Audited Financial Statements of EI3. EI3 shall have delivered to Renovo the audited financial statements required for preparation of the proxy statement (“Proxy Statement”) with the Securities and Exchange Commission (“SEC”) to be filed by Renovo with respect to the transactions contemplated by this Agreement.

ARTICLE VII

Conditions Precedent to EI3’s Performance

7.1        Conditions. EI3’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VII. EI3 may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by EI3 of any other condition of or any of EI3’s rights or remedies, at law or in equity, if any of the Renovo Parties shall be in default of any of its representations, warranties or covenants under this Agreement.

7.2        Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by the Renovo Parties in this Agreement or in any written statement that shall be delivered to EI3 by any of the Renovo Parties under this Agreement shall be true and accurate in all material respects on and as of the Closing Date as though made at that time.

7.3        Performance. Renovo shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it in all material respects on or before the Closing Date.

7.4        Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against any of the Renovo Parties on or before the Closing Date.

7.5        Officer’s Certificate. Renovo shall have delivered to EI3 a certificate dated the Closing Date signed by the President of Renovo certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article IV are true and correct in all material respects as of the Closing Date.

7.6        Directors of Renovo. As of the Closing Date, the individuals set forth on Schedule 7.6 shall have been elected as the members of Renovo’s Board of Directors.

7.7        Resignation of Officers and Directors of Renovo. Renovo shall have received, and delivered to EI3, resignations of each of the officers and directors of Renovo set forth on Schedule 7.7.

7.8        Corporate Action. Prior to the Closing Date, Renovo shall have consummated the Stock Split such that on the Closing Date Renovo shall have not more than 10,147,620 shares of capital stock outstanding on a fully diluted basis before giving effect to the Merger (without giving effect to the shares of Renovo Common Stock issuable upon conversion of the Cornell Notes).

7.9        Divestiture. The transactions contemplated by the Divestiture shall have been consummated in accordance with the provisions of Section 5.3 hereof and the Assumption Agreement.

7.10      Cornell Notes. The Cornell Notes shall have been amended in form and substance reasonably satisfactory to EI3.

7.11      Reincorporation. Renovo shall have been reincorporated in the State of Delaware in accordance with the provisions of Section 2.2(b) hereof.

7.12      Financing. EI3 shall have consummated a debt or equity financing yielding gross proceeds to EI3 in an amount of not less than $1,500,000.

7.13      Tax Returns. Renovo shall have filed all of the federal and state tax returns, as applicable, for Renovo for each taxable period since its inception and for the taxable year 2005 from January 1, 2005 until the Effective Date. Renovo shall have paid any penalties associated with any late filings.

7.14      Termination of Employment Agreement. The employment agreement between the Principal Stockholder and Renovo shall have been terminated.

7.15      Stockholder Approval. EI3 shall have obtained the EI3 Stockholder Approval.

ARTICLE VIII

Closing

8.1        Closing. The Closing of this Agreement shall be held at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, at any mutually agreeable time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated by this Agreement (the “Closing Date”), unless extended by mutual agreement. At the Closing:

(a)

Renovo shall deliver to the EI3 Stockholders four shares of Renovo Common Stock for each outstanding share of EI3 Common Stock and four Substitute Convertible Securities for each outstanding EI3 Convertible Security pursuant to the computations set forth in Schedules 2.1(f) and (h) hereto;

(b)

Renovo shall deliver to EI3 (i) the officer’s certificate described in Section 7.5, (ii) a signed consent and/or minutes of its directors and shareholders approving this Agreement and each matter to be approved under this Agreement, (iii) the Opinion and (iv) such other documents as are listed in this Agreement or as are reasonably requested by EI3 or its counsel for complete implementation of this Agreement and consummation of the transaction contemplated hereby; and

(c)

EI3 shall deliver Renovo (i) the officer’s certificate described in Section 6.5, (ii) a signed consent and/or minutes of its shareholders and directors approving this Agreement and each matter to be approved under this Agreement and (iii) such other documents as are listed in this Agreement or as are reasonably requested by the Renovo Parties or their counsel for complete implementation of this Agreement and consummation of the transaction contemplated hereby.

ARTICLE IX

Termination

9.1  Termination Prior to the Closing Date. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)	By mutual agreement of Renovo and EI3;

(b)  By Renovo or EI3, if the Closing Date has not occurred before November 15, 2005;

(c)  By EI3, if EI3 is not in material breach of any of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Renovo or the Principal Stockholder and (i) Renovo and the Principal Stockholder have not cured such breach within five (5) business days after receipt of notice of such breach from EI3 (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Article VII would not then be satisfied;

(d)  By Renovo, if Renovo and the Principal Stockholder are not in material breach of any of their representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of EI3 and (i) EI3 has not cured such breach within five (5) business days after receipt of notice of such breach from Renovo (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Article VI would not then be satisfied; or

(e)        By EI3 at any time, if EI3 is not reasonably satisfied with the results of its "due diligence" investigation of Renovo's business, liabilities, properties and/or assets.

9.2  Effect of Termination. Upon termination of this Agreement pursuant to the provisions of this Article IX, the covenants, agreements, representations and warranties of the parties, except for the obligations of the parties pursuant to Section 5.1(b) (Confidentiality), Section 11.1 (Publications) and Section 11.2 (Fees and Expenses) made in this Agreement, shall terminate, and the parties shall have no continuing obligations or liabilities with respect thereto; provided, however, that if any party terminates this Agreement pursuant to Section 9.1(c) or 9.1(d) as a result of the other party’s willful breach of a covenant or agreement, such breaching party shall remain liable for the breach of such covenant or agreement.

ARTICLE X

Survival; Indemnification

10.1      Survival. All representations and warranties of EI3 and the Renovo Parties contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Effective Time for a period of two (2) years.

10.2	Indemnification.
	(a)	Indemnification by EI3.

(i)         EI3 hereby indemnifies and agrees to defend and hold harmless the Renovo Parties from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (collectively, the “Losses”) which it may sustain, suffer or incur and which arises out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a fact contained in any representation of EI3 contained in, or the breach by EI3 of any warranty or covenant made by it in this Agreement. The foregoing indemnification shall also apply to direct claims by Renovo against EI3.

(b)        Indemnification by the Principal Stockholder. The Principal Stockholder indemnifies and agrees to defend and hold harmless each of EI3 and the Surviving Corporation from and against any and all Losses, which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any misrepresentation of a material fact contained in any representation of Renovo or the Principal Stockholder contained herein or in the Assumption Agreement, (ii) the breach by Renovo or the Principal Stockholder of any warranty or covenant made by either or both of them herein or therein, (iii) any Liabilities of Renovo or any of its Subsidiaries arising or accruing prior to the Effective Time, which Liabilities shall be assumed by the Principal Stockholder, (iv) any Taxes of Renovo or its Subsidiaries for any Tax period ending on or prior to the Closing Date (including without limitation any Taxes imposed on Renovo or any of its Subsidiaries as a result of the transaction that was the subject of the Asset Purchase Agreement) and the portion of any Taxes for Renovo or its Subsidiaries up to the Closing Date for a Tax period that begins before the Closing Date and ends after the Closing Date, or (v) for the unpaid Taxes of any Person included under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. The foregoing indemnification shall also apply to direct claims by EI3 against any or all of the Renovo Parties.

(c)        Third-Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 10.2(a) or 10.2(b), the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have ten (10) business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

(d)        Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

ARTICLE XI

Miscellaneous

11.1      Publications. Each of the parties shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the contents of this Agreement or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange or NASDAQ regulations.

11.2      Fees and Expenses. EI3, on the one hand, and the Principal Stockholder (on behalf of itself and on behalf of Renovo), on the other hand, shall bear their own expenses in connection with the transactions contemplated hereby, except that EI3 shall bear one-half the legal expenses of Renovo (the “Renovo Legal Expenses”) which have been incurred as the result of this transaction, which has been established to be a set fee of $50,000. EI3 shall pay $12,500 of the Renovo Legal Expenses upon the filing of the Proxy Statement with the SEC and $12,500 of the Renovo Legal Expenses upon the Closing Date.

11.3      Notices. All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed and followed promptly by delivery of the original), or (b) sent by Federal Express or other reputable overnight delivery service (for next business day delivery), shipping prepaid, as follows:

If to EI3 to:

EI3 Corporation Summit Avenue
Montvale, New Jersey 07645
Attn: Mr. Brett S. Smith, Chief Executive Officer
Fax:

With a copy to:

Robert J. Mittman, Esquire

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Fax: (212) 885-5001

If to Renovo or the Principal Stockholder:

Steve Carnes

Renovo

100 Candace Drive, Suite 100

Maitland, Florida 32751

With a copy to:

Donald J. Stoecklein

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California 92102

or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one Business Day after such sending.

11.4      Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11.5      Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.6      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

11.7      Entire Agreement. This Agreement (together with the Exhibits and Schedules annexed hereto and incorporated herein by this reference) and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

11.8      No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void; provided, however, that all of Renovo’s rights and obligations hereunder shall be deemed to be automatically assigned to the surviving corporation in the Reincorporation upon the consummation of the Reincorporation, and all references in this Agreement to Renovo shall be deemed to include such surviving corporation.

11.9      Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.10    Schedules. All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate.

11.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its choice of law principles.

11.12    No Right of Action. The execution of this Agreement and the other agreements, instruments and documents contemplated hereby and the completion of the transactions contemplated hereby and thereby, shall not cause EI3 or the Surviving Corporation to be liable for damages to any other Person, or give such Person any equitable right against EI3 or the Surviving Corporation or any of their respective assets by reason of any agreement or arrangement to which Renovo is a party.

11.13    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

IN WITNESS WHEREOF, each of EI3 and Renovo, by their respective officers thereunto duly authorized, and the Principal Stockholder, individually, have caused this Agreement to be executed as of the date first written above.

EI3 CORPORATION

By: /s/ Brett S. Smith
Name: Brett S. Smith
Title: Chief Executive Officer

RENOVO HOLDINGS

By: /s/ Stephen Carnes
Name: Stephen Carnes
Title: Chief Executive Officer

PRINCIPAL STOCKHOLDER:

/s/ Stephen Carnes
Stephen Carnes, individually

LIST OF DISCLOSURE SCHEDULES

In accordance with Item 601(b)(2) of Regulation S-B, the following schedules have been omitted. The Registrant shall provide copies of the Schedules to the Commission upon request.

SCHEDULE 2.1(f) –	Schedule of ei3 common stockholders and allocation of Renovo Common shares.

SCHEDULE 2.1(h) -	Schedule of ei3 convertible securities and allocation of substitute convertible securities

SCHEDULE 3.2 -	ei3 convertible securities

SCHEDULE 3.4 -	ei3 financial statements

SCHEDULE 3.6 -	Absence of undisclosed liabilities

SCHEDULE 3.7 -	Provisions for taxes

SCHEDULE 3.10 -	Litigation

SCHEDULE 3.12 -	Ability to carry out obligations

SCHEDULE 3.13 -	Liens

SCHEDULE 3.14 -	Material contracts

SCHEDULE 4.2 -	Capital

SCHEDULE 4.3 -	Subsidiaries

SCHEDULE 4.4 -	SEC filings and financial statements

SCHEDULE 4.5 -	Absence of undisclosed liabilities

SCHEDULE 4.7 -	Taxes

SCHEDULE 4.16 -	Employee benefit plans

SCHEDULE 4.18 -	Insurance

SCHEDULE 7.6 -	Elected directors

SCHEDULE 7.7 -	Resigned directors